As Filed:  July 31, 1996                                   SEC File No. 333-6527
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                               Amendment No. 2 to

                       Registration Statement on Form S-3
                        Under the Securities Act of 1933


                         LARSON DAVIS INCORPORATED
     ----------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)

                     Nevada                          87-0429944
          -------------------------------         ------------------
          (State or other jurisdiction of         (I.R.S. Employer
          incorporation or organization)          Identification No.)

             1681 West 820 North, Provo, Utah 84601  (801) 375-0177
- --------------------------------------------------------------------------------
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

     Dan J. Johnson, 1681 West 820 North, Provo, Utah 84601  (801) 375-0177
- --------------------------------------------------------------------------------
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

                              Keith L. Pope, Esq.
                         Kruse, Landa & Maycock, L.L.C.
                          Eighth Floor, Bank One Tower
                                50 West Broadway
                        Salt Lake City, Utah  84101-2006
                           Telephone:  (801) 531-7090
                           Telecopy:  (801) 359-3954

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.   /  /
        --

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest
reinvestment plans, check the following box.   /x/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.   /  /
                                                           --

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   /  /
                          --

     If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.   /  /
                                   --

                                                   CALCULATION OF REGISTRATION FEE


                                                 Proposed Maximum   Proposed Maximum
Title of Each Class of Securities  Amount to be   Offering Price   Aggregate Offering      Amount of
         to be Registered           Registered      Per Unit(1)           Price         Registration Fee


Common Stock(2)                      100,000         $7.875(2)          $787,500            $337(2)

[FN]
(1)  Estimated solely for purposes of calculating the registration fee.

(2) The price of the Common Stock is based on the closing price for the Common Stock of $7.875 as reported by Nasdaq on July 29, 1996 (rule 457(c)). An amount of $201 of the registration fee was paid at the time of the initial filing of the registration statement, based on the 50,000 shares of Common Stock included at that time and the then current closing price of $11.6258 per share.

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

                    Page 1 of 21 pages, including exhibits.
             Exhibit index appears on consecutive page number 19.



                                                          Preliminary Prospectus

                                 100,000 Shares

                           LARSON DAVIS INCORPORATED
                                  Common Stock


     This Prospectus relates to the public offering by certain shareholders (the "Selling Shareholders") of LarsonoDavis Incorporated (the "Company") of (i) 50,000 shares of common stock, par value $0.001 per share (the "Common Stock"), of the Company, issuable on the exercise of outstanding options to purchase 25,000 shares of Common Stock at a purchase price of $6.00 per share of Common Stock (the "$6.00 Options") and options to purchase 25,000 shares of Common Stock at $8.00 per share (the "$8.00 Options"), and (ii) 50,000 shares of currently issued and outstanding Common Stock held by two directors and officers of the Company. (See "SELLING SHAREHOLDERS" and "PLAN OF DISTRIBUTION.")

     The Common Stock is quoted on the Nasdaq Small Cap Market ("Nasdaq") under the trading symbol "LDII." The last price for the Common Stock as of July 29, 1996, as reported by Nasdaq, was $7.875.

          This Offering Involves Certain Risks.  (See "RISK FACTORS.")

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION OR ANY STATE OR OTHER
              REGULATORY AUTHORITY, NOR HAS THE COMMISSION OR ANY
               STATE OR OTHER REGULATORY AUTHORITY PASSED ON THE
                 ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                      REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.


                                    Underwriting Discounts  Proceeds to Selling
               Price to Public(1)     and Commissions(2)      Shareholders(3)

Per Share         $   7.875                    -               $   7.875
Total             $ 787,500                    -               $ 787,500

[FN]

(1) The price per share for the securities offered by the Selling Shareholders is estimated at the last price for the Common Stock of $7.875 per share as reported by Nasdaq on July 29, 1996.

(2) It is anticipated that the securities being sold by the Selling Shareholders will be sold in privately negotiated transactions or through broker-dealers in individual transactions in which the normal commissions and other charges will be made by the broker-dealer. There is no agreement between any broker-dealer and the Company with respect to such sales.
     (See "PLAN OF DISTRIBUTION.")

(3) All amounts received on the sale of the Common Stock will be received by the Selling Shareholders, and there will be no proceeds to the Company. The Company anticipates that it will incur costs related to this offering of approximately $5,000. (See "PLAN OF DISTRIBUTION.")


                The date of this Prospectus is           , 1996.
                                               ----------


     The Selling Shareholders will offer the Common Stock through or to securities brokers or dealers designated by them in the over-the-counter market or in other transactions negotiated by the Selling Shareholders. Any such sale of Common Stock by a Selling Shareholder must be accompanied by, or follow the delivery of, a Prospectus filed with a current registration statement relating to the Common Stock being offered, unless the Selling Shareholders elect to rely on Rule 144 or another exemption from the registration requirements in connection with a particular transaction. The Selling Shareholders and any broker, dealer, or agent that participates with the Selling Shareholders in the sale of the Common Stock offered hereby may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions or discounts received by them and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting commissions under the Securities Act. (See "SELLING SHAREHOLDERS" and "PLAN OF DISTRIBUTION.")

     The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholders. In connection with this offering, the Company estimates that it will incur costs of approximately $5,000 for legal, accounting, printing, and other items. Any separate costs of the Selling Shareholders will be borne by them. Commissions or discounts paid in connection with the sale of securities will be paid by the Selling Shareholders and will be determined by agreement between the Selling Shareholders and the broker-dealer through, or to which, the securities are to be sold and may vary depending on the broker-dealers' commission or mark up schedule, the size of the transaction, and other factors. (See "PLAN OF DISTRIBUTION.")

     The Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such material can be inspected and copied at the public reference facilities of the Commission in Washington, D.C., and certain regional offices. Copies can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at the prescribed rates. (See "ADDITIONAL INFORMATION AND INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.")

     The Company will provide, without charge, a copy of the information incorporated in this Prospectus by reference, including copies of the periodic reports of the Company filed with the Commission (excluding the exhibits thereto), to anyone requesting a copy. Requests should be directed to Dan J. Johnson, LarsonoDavis Incorporated, 1681 West 820 North, Provo, Utah 84601, telephone (801) 375-0177.


                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by detailed information and financial statements appearing elsewhere in this Prospectus and the periodic reports of the Company filed with the Commission.

                                  The Company

     Larson Davis Incorporated (the "Company") is primarily engaged in the development, manufacture, and marketing of precision measuring instrumentation, including accompanying computer hardware and software technology. The Company sells such instruments to private industry and governmental agencies for both industrial and military applications.

     The Company recently acquired Sensar Corporation ("Sensar"), a company engaged in the development and manufacture of highly sensitive, time-of-flight mass spectrometers. The Company is currently seeking to develop additional products based on the technology acquired in connection with the transaction. Sensar has entered into a distribution agreement with SAES Getters S.p.A. ("SAES"), granting SAES the exclusive right to market Sensar's existing instruments to the semi-conductor industry.

     The Company also owns proprietary software for use in environmental monitoring. The Company has exclusively licensed this software to Harris Miller Miller & Hanson, noise and vibration consultants to the transportation industry, for application in the airport noise and operations monitoring industry. The Company also holds rights to patented technology permitting real time assessment of the properties of polymers (the "CrossCheck Technology"). The Company acquired the exclusive right to develop and market this technology from Brigham Young University in February 1994 and has been funding certain ongoing development and application studies since that time. This technology has not been reduced to marketable products.

     The Company has three active wholly-owned subsidiaries, Larson Davis Laboratories ("LDL"), LarsonoDavis, Ltd. ("LTD"), and Sensar. Unless the context otherwise requires, when used herein, the term "Company" refers to LarsonoDavis Incorporated and its subsidiaries.

     The Company's principal executive offices are located at 1681 West 820 North, Provo, Utah 84601. The company's telephone number at that location is
(801) 375-0177.

                                  The Offering

     This offering relates to the sale by the Selling Shareholders of up to 50,000 shares of Common Stock issuable on the exercise of the $6.00 and $8.00 Options and 50,000 shares of Common Stock that are currently issued and outstanding.

     The Company entered into a public relations agreement with Corporate Relations Group, Inc. ("CRG"), dated July 28, 1994 (the "Public Relations Agreement"). The $6.00 and $8.00 Options were issued to Neil C. Sullivan, one of the Selling Shareholders who controls CRG, as partial consideration for the Public Relations Agreement. The Options were issued in reliance on exemptions from the registration requirements of the Securities Act, and, as such, the $6.00 and $8.00 Options and any Common Stock that may be issued on exercise of the $6.00 and $8.00 Options are restricted securities and are not transferable, except pursuant to a registration statement or an available exemption from registration. The 50,000 shares of issued and outstanding Common Stock were acquired in a corporate acquisition completed in 1987. This Common Stock is currently eligible for resale pursuant to Rule 144 promulgated under the Securities Act.

     This Prospectus is part of a registration statement filed to permit the sale by the Selling Shareholders of the issued and outstanding Common Stock and the Common Stock to be issued on exercise of the $6.00 and $8.00 Options. (See "PLAN OF DISTRIBUTION.")



Securities offered by the Selling Shareholders     50,000 shares of Common Stock issuable on the exercise of the
                                                   $6.00 and $8.00 Options and 50,000 shares of Common Stock
                                                   currently issued and outstanding.  (See "PLAN OF
                                                   DISTRIBUTION.")

Common Stock outstanding before offering           10,207,536 shares(1)

Common Stock outstanding after offering            10,257,536 shares(1)

1995 Preferred Stock outstanding before offering   200,000 shares

1995 Preferred Stock outstanding after offering    200,000 shares

No Net Proceeds                                    The Company will not receive  any proceeds from the sale of the
                                                   Common Stock by the Selling Shareholders.  (See "USE OF
                                                   PROCEEDS.")

Nasdaq Symbol                                      LDII

[FN]
(1) Does not include (i) options to purchase 1,724,300 shares of Common Stock at exercise prices ranging from $2.26875 to $4.25 per share; (ii) shares of Common Stock issuable on the conversion of outstanding shares of 1995 Preferred Stock with a cost of $2.50 (assuming a one-to-one conversion) per equivalent share of Common Stock; or (iii) shares of Common Stock issuable on the exercise of outstanding warrants to acquire up to 1,725,169 shares of Common Stock at an exercise price of $6.25 per share.


                                Use of Proceeds

     The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholders. If the Selling Shareholders elect to exercise all of the $6.00 and $8.00 Options, the Company would receive gross proceeds of $350,000. (See "USE OF PROCEEDS.")


                                  RISK FACTORS

     The acquisition of the Common Stock involves certain risks. The following factors, in addition to the other information and financial data set forth elsewhere in this Prospectus or incorporated herein by reference, should be considered carefully in evaluating the Company and its business before making an investment in the Common Stock offered hereby.

The Company's Activities

     Need for Additional Funds. The extent of the Company's additional funding needs for development of its technology and expansion of its business cannot currently be estimated, but it is likely that the interest of the Company's shareholders will continue to be diluted as the Company seeks funding through the sale of additional securities or through joint venture or industry partnering arrangements. The cash needs of the Company during the preceding two fiscal years to pay the costs of its business acquisitions and dispositions have been primarily met by the sale of equity securities. The Company received in excess of $1,100,000 and $1,500,000 from such sales in the years ended June 30, 1994, and 1995, respectively, and has received in excess of $10,000,000 in gross proceeds since June 30, 1995. There can be no assurance that this source of funds (or any other source) will be available to the Company when required or, if available, that such funds can be obtained on terms acceptable or favorable to the Company. (See "Financial Statements" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" included in the Company's report on Form 10-KSB incorporated herein by reference.)

     Shortages of Working Capital and Significant Losses. The reports of the Company's independent auditors on the financial statements for the years ended June 30, 1994, and 1995, contain a limitation as to the Company's ability to continue as a going concern based on the Company's net losses for those two years and the reflection on the Company's balance sheets of significant intangible assets, the realization of which is not assured. If the Company continues to experience ongoing operating losses, it would adversely affect the Company's ability to obtain any additional financing it may need in the future and may adversely affect the Company's ability to continue as a going concern. (See Footnote 18 to the Financial Statements for the year ended June 30, 1995, included in the Company's report on Form 10-KSB incorporated herein by reference.)

     Recent Acquisition. During October 1995, the Company acquired Sensar Corporation, a development stage company with patented technology ("Sensar"). Since that time, the Company has entered into a distribution agreement with SAES Getters, S.p.A. ("SAES"), which grants exclusive rights to SAES to market Sensar's time-of-flight mass spectrometer to the semi-conductor industry. While Sensar has an existing product, its technology will require the expenditure of significant additional amounts to refine the manufacturing techniques and to develop additional products. There can be no assurance that the technology of Sensar can be developed by the Company into a profitable business or even that the Company will be able to recover the cost of acquiring Sensar.

     Dependence on Key Employees. The business of the Company is to some extent dependent on its management and technical team and their substantial experience. The loss of one or more of these individuals could result in adverse effects on the Company's proposed activities. The Company maintains key man life insurance on its executive officers. (See "MANAGEMENT" included in the Company's report on form 10-KSB incorporated herein by reference.)

     Future Charges Related to Capitalized Costs. Included in "Other Assets" on the Company's balance sheets are product technology acquisition costs, license rights, software development costs, and goodwill. Such costs are capitalized and amortized over the anticipated useful life of the associated asset, ranging from 10 to 17 years. As of March 31, 1996, the Company had capitalized costs with respect to these items of $4,656,729. This amount will be expensed over the relevant amortization periods and will consequently reduce earnings in future periods. There can be no assurance that the Company's operations will prove sufficiently profitable to realize the recorded value of the underlying intangible assets. (See "Financial Statements" included in the Company's report on form 10-KSB incorporated herein by reference.)

     Intense Competition. The development and marketing of precision measurement instrumentation is highly competitive. Many of the Company's competitors have greater financial resources, broader development programs, and a greater number of managerial and technical personnel. Because the Company's resources are limited, there can be no assurance that it will be able to compete effectively. (See "BUSINESS: Competition" included in the Company's report on form 10-KSB incorporated herein by reference.)

General Risks Relating to Offering

     Market Impact of Current Offerings. In addition to the shares subject to this Prospectus, the Company has an effective registration statement that relates to the sale of up to 2,795,911 shares of Common Stock by other selling shareholders. The Company will not receive any proceeds from these sales. The shares that can be sold under such registration statement represent approximately 27% of the currently issued and outstanding Common Stock. The sale of such a significant block of stock, or even the possibility of its sale, may adversely affect the trading market for the Common Stock and reduce the prices available in that market.

     Substantial Options and Warrants Outstanding. The Company has issued and outstanding options to purchase up to 1,724,300 shares of Common Stock and warrants to purchase up to 1,725,169 shares at $6.25 per share. Of this amount, 1,604,300 shares of Common Stock are subject to options held by executive officers and directors with exercise prices ranging from $2.26875 to $4.25 per share. The existence of such options and warrants may prove to be a hindrance to future financing by the Company and the exercise of options and warrants may dilute the interests of the stockholders of the Company. The possible future sale of Common Stock issuable on the exercise of outstanding options and warrants could adversely affect the prevailing market price of the Company's Common Stock. Further, the holders of the warrants and options may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company. (See "PLAN OF DISTRIBUTION" and "SELLING SHAREHOLDERS.")

     Lack of Due Diligence Review. No securities broker-dealer or other person has been engaged to perform any due diligence or similar review of this offering or the Company on behalf of the Selling Shareholders, persons who may purchase Common Stock in this offering, or any other person.

     Issuance of Additional Common Stock. The Company has an authorized capital of 290,000,000 shares of Common Stock, par value $0.001 per share, and 10,000,000 shares of Preferred Stock. As of June 17, 1996, 10,207,536 shares of Common Stock and 200,000 shares of 1995 Preferred Stock were issued and outstanding, with an additional 3,649,469 shares of Common Stock reserved for issuance on the exercise or conversion of options, the $6.25 Warrants, and the 1995 Preferred Stock. The Company's board of directors has authority, without action or vote of the shareholders, to issue all or part of the authorized but unissued shares. Any such issuance will dilute the percentage ownership of shareholders and may dilute the book value of the Company's Common Stock.

     Preferential Rights of Preferred Stock Outstanding. The Company has 200,000 shares of 1995 Preferred Stock issued and outstanding, with a liquidation preference of $2.50 per share. On liquidation or termination of the Company, an aggregate of $500,000 in assets would be distributed to the holders of the currently issued and outstanding 1995 Preferred Stock, after payment of all of the Company's obligations, prior to any distribution to the holders of Common Stock. The Preferred Stock votes as a single class with the Common Stock, except as otherwise required by the corporate statutes of Nevada. If the Company seeks to amend its articles of incorporation to change the provisions relating to the 1995 Preferred Stock or to approve a merger containing provisions that would require a class vote if they were contained in an amendment to the certificate of incorporation, the approval of the holder of the 1995 Preferred Stock, voting as a separate class, will be required. Consequently, the holder of the 1995 Preferred Stock, a relatively minor amount of the total issued and outstanding voting stock, may be able to block such proposals, even in circumstances where they would be in the best interests of the holders of Common Stock. (See "PLAN OF DISTRIBUTION.")

     Lack of Recent Shareholder Meetings. The Company has not held a meeting of its shareholders for the purpose of electing directors or for any other purpose since 1992. Under Nevada law, the Company has been required since inception to have an annual shareholders' meeting for the election of directors, but has not done so recently because of the costs involved in the preparation and mailing of required proxy materials and conducting meetings. As a result, the Company has not provided shareholders with a copy of its audited financial statements and annual report. While documents regarding the Company and its business are publicly available, they are not routinely provided to shareholders. In any year in which the Company has not held or does not hold a shareholders' meeting, a shareholder may force the Company to call such a meeting for the election of directors and such other purposes as may come before the shareholders for consideration. Such a meeting could result in a change in management.

     Determination of Purchase and Exercise Price. The prices at which the Selling Shareholders may sell shares of Common Stock in this offering will be individually negotiated or based on the market price for the Common Stock at the time of the transactions. Such prices, and the exercise prices of the $6.00 and $8.00 Options, do not necessarily bear a relationship to the assets, earnings, or net tangible book value of the Company or any other traditional criteria of value. (See "MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS" included in the Company's report on form 10-KSB incorporated herein by reference and "PLAN OF DISTRIBUTION.")

     No Dividends. The Company has not paid, and does not plan to pay, dividends in the foreseeable future, even if it were profitable, other than the required dividend payments to the holder of the 1995 Preferred Stock. (See "PLAN OF DISTRIBUTION.") Earnings, if any, are expected to be used to advance the Company's activities and for general corporate purposes, rather than to make distributions to shareholders.


                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Common Stock by the Selling Shareholders. The Company anticipates that it will incur costs of approximately $5,000 in connection with the transactions described in this Prospectus, including filing fees, transfer agent costs, listing fees, and legal
and accounting fees.   If all of the $6.00 and $8.00 Options are exercised in
order to sell all of the Common Stock subject to this Prospectus, of which there is no assurance, the Company would receive gross proceeds of $350,000. To the extent that proceeds from the exercise of the $6.00 and $8.00 Options are received by the Company, such proceeds will be used to fund the expansion of the business of the Company, the development of the Sensar and CrossCheck Technology, and general and administrative expenses.


                              PLAN OF DISTRIBUTION
Acquisition of Options

     In connection with the retention of CRG as a public relations firm, on July 28, 1994, the Company granted the $6.00 and $8.00 Options to CRG or its president, Neil C. Sullivan. The options expire July 28, 1997. CRG continues to provide public relations services to the Company for which it is separately compensated. The Company has also agreed to pay Fenway Advisory Group, a corporation controlled by Mr. Sullivan, certain fees in connection with its introduction to the Company of a source of venture capital. To date, the Company has paid Fenway fees consisting of 25,000 shares of Common Stock and $180,000. Fenway is also entitled to a fee equal to three percent (3%) of the proceeds received by the Company from the exercise of Warrants to purchase 500,000 shares of Common Stock at $3.25 per share, or an aggregate fee of $48,750.

Sale of Common Stock by Selling Shareholders

     The Common Stock to be sold by the Selling Shareholders may be sold by them from time to time directly to purchasers in privately negotiated transactions. Alternatively, the Selling Shareholders may, from time to time, offer the Common Stock for sale in the over-the-counter market through or to securities brokers or dealers that may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Common Stock for whom they may act as agent, either pursuant to the delivery of this Prospectus or in reliance on an exemption from registration such as provided under Rule 144 adopted pursuant to the Securities Act. The Selling Shareholders, and any dealers or brokers that participate in the distribution of the Common Stock, may be deemed to be "underwriters" as that term is defined in the Securities Act, and any profit on the sale of Common Stock by them and any discounts, commissions, or concessions received by any such dealers or brokers, may be deemed to be underwriting discounts and commissions under the Securities Act. The Company has no understandings or arrangements with broker-dealers in connection with such sales.

     The Common Stock may be sold by the Selling Shareholders from time to time in one or more transactions at a fixed price, which may be changed, or at varying prices determined at the time of sale, or at negotiated prices. The Company will pay the expenses of this offering incident to the registration of the offer and sale of the Common Stock to the public, other than commissions and discounts of broker-dealers through which such Common Stock is sold. The Company does not intend to enter into any agreement with any securities dealer concerning solicitation of offers to purchase the Common Stock.

Determination of Offering Price

     With respect to the shares of Common Stock offered for sale by the Selling Shareholders, such shares shall be sold from time to time at such prices as the Selling Shareholders shall determine may be in their best interests and at which a willing buyer can be found. Such prices may not be related to the assets, earnings, or book value of the Company or any other recognized criteria of value.



                              SELLING SHAREHOLDERS

     The following table sets forth certain information, as of the date of this Prospectus, with respect to the Selling Shareholders and the shares of Common Stock to be sold by them. The total gives effect to the purchase of Common Stock on the exercise of all $6.00 and $8.00 Options held by the Selling Shareholders.

     The $6.00 and $8.00 Options have not been registered and are not transferable without registration or an available exemption from the registration requirements of state and federal securities laws. The Company is not aware of any intention by the Selling Shareholders to sell $6.00 or $8.00 Options prior to their exercise. This offering relates only to the sale of shares of Common Stock held or to be held by the Selling Shareholders named in the following table on exercise of the $6.00 and $8.00 Options. If the Selling Shareholders sell the $6.00 and $8.00 Options prior to exercising such securities for shares of Common Stock, the shares of Common Stock subsequently issued on exercise of the $6.00 and $8.00 Options will not be registered and may not be resold pursuant to this offering.

     Brian G. Larson, one of the Selling Shareholders who is offering 25,000 shares of Common Stock, is the president, chief executive officer, and chairman of the board of the Company. Larry J. Davis, one of the Selling Shareholders who is offering 25,000 shares of Common Stock, is vice-president and a director of the Company. Both Mr. Larson and Mr. Davis are original founders of the Company. The shares held by Mr. Larson and Mr. Davis have not previously been registered, but have been held for a sufficient period that they would be eligible for sale under the exemption from registration set forth in Rule 144 adopted under the Securities Act. Additional information concerning Mr. Larson's and Mr. Davis' relationship with the Company is included in the Company's report on form 10-KSB for the year ended June 30, 1995, and will be updated from time to time in the periodic reports of the Company filed with the Securities and Exchange Commission.


                                                         Common Stock
                                    Now Owned                                 After Offering
  Selling Shareholders        Number         Percent(1)   To Be Sold      Number        Percent(1)

Brian G. Larson           1,099,219(2)         10.2%         25,000     1,074,219           9.9%

Larry J. Davis            1,411,090(3)         13.1%         25,000     1,386,090          12.8%

Neil C. Sullivan             76,900(4)          0.7%         50,000        26,900           0.3%

[FN]
(1) The percentage ownership of Common Stock is calculated based on the total number of issued and outstanding shares of 10,207,536 as of June 17, 1996, and "After Offering" as adjusted to give effect to the exercise of all $6.00 and $8.00 Options.
(2) The indicated number of shares held by Mr. Larson includes 600,000 shares subject to currently exercisable options with exercise prices ranging from $2.27 per share to $7.00 per share of Common Stock and 24,600 shares held by Mr. Larson for the benefit of his children in which he disclaims a beneficial interest.
(3) The indicated number of shares held by Mr. Davis includes 600,000 shares subject to currently exercisable options with exercise prices ranging from $2.27 per share to $7.00 per share of Common Stock and 60,000 shares held by Mr. Davis for the benefit of his children in which he disclaims a beneficial interest.
(4) Includes the 50,000 shares issuable upon exercise of the $6.00 and $8.00 Options.



                                 LEGAL MATTERS

     The law firm of Kruse, Landa & Maycock, L.L.C., Salt Lake City, Utah, counsel to the Company, has rendered an opinion that the shares of issued and outstanding Common Stock are, and the shares of Common Stock issuable on exercise of the $6.00 and $8.00 Options will be, when issued in accordance with the terms of the Public Relations Agreement, legally issued, fully paid, and nonassessable under the Nevada corporation laws.



                                    EXPERTS

     The consolidated financial statements of the Company as of June 30, 1995 and 1994, and for the years then ended incorporated by reference in this Prospectus have been audited by Peterson, Siler & Stevenson, certified public accountants, as stated in their report, and have been so incorporated by reference in reliance on the authority of such firm as experts in accounting and auditing.



                           ADDITIONAL INFORMATION AND
               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; Room 1204, Everett McKinley Dirksen Building, 219 South Dearborn Street, Chicago, Illinois 60604; and Room 1100, Jacob K. Javits Federal Building, 26 Federal Plaza, New York, New York 10278. Copies of such materials can be obtained from the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     The Company's Common Stock is listed on the Nasdaq SmallCapSM Market and trading under the symbol "LDII." Reports and other information concerning the Company can be inspected at the offices of Nasdaq at 1735 "K" Street, N.W., Washington, D.C. 20006-1500.

     The Company, by this reference, hereby incorporates its annual report on form 10-KSB for the fiscal year ended June 30, 1995, its quarterly reports on form 10-QSB for the quarters ended September 30, and December 31, 1995, and March 31, 1996, and its interim reports on form 8-K dated October 27, 1995, March 19, 1996, and April 23, 1996, May 15, 1996, and May 28, 1996, as amended, into this Prospectus. The Company also incorporates the description of its Common Stock included in its registration statement on form 8-A, SEC Number 1-10013.

     In addition, all documents subsequently filed by the Company pursuant to sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering described in this Prospectus shall be deemed to be incorporated in this Prospectus by this reference.

     Additional information regarding the Company and the Securities offered hereby is contained in the registration statement and exhibits thereto, of which this Prospectus forms a part, filed with the Commission under the Securities Act. This Prospectus omits certain information contained in the registration statement. For further information, reference is made to the registration statement and to the exhibits and other schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and where such contract or other document is an exhibit to the registration statement, each such statement is deemed to be qualified and amplified in all respects by the provisions of the exhibit. Copies of the complete registration statement, including exhibits, may be examined at, or copies obtained from the offices of, the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, on the payment of prescribed fees for reproduction.


     COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     The articles of incorporation of the Company provide for the indemnification of the officers and directors to the full extent permitted by Nevada corporate law. Such indemnification includes the advancement of costs and expenses and extends to all matters, except those in which there has been intentional misconduct, fraud, a knowing violation of law, or the payment of dividends in violation of the Nevada Revised Statutes and could include indemnification for liabilities under the provisions of the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities subject to this offering, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



- --------------------------------

         TABLE OF CONTENTS

- --------------------------------

Section                    Page                     LARSON DAVIS
                                                    INCORPORATED
Prospectus Summary............3
Risk Factors..................5
Use of Proceeds...............7
Plan of Distribution..........7
Selling Shareholders..........9

Legal Matters................10
Experts......................10             100,000 Shares of Common Stock

Additional Information and
Incorporation of Certain
Information by Reference.....10
Commission Position on
Indemnification for
 Securities Act Liabilities .11

  No dealer, salesman, or other
person has been authorized in
connection with this offering to
give any information or to make
any representation other than as
contained in this Prospectus and,
if made, such information or
representation must not be relied           ------------------------------
on as having been authorized by
the Company or the Selling                           PROSPECTUS
Shareholders.  This Prospectus
does not constitute an offer to             ------------------------------
sell or the solicitation of an
offer to buy any securities
covered by this Prospectus in
any state or other jurisdiction
to any person to whom it is
unlawful to make such offer or
solicitation in such state or
jurisdiction.                                  ________________, 1996







                                    PART  II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


             ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following are the estimated expenses in connection with the distribution of the securities being registered:

Securities and Exchange Commission registration fee               $  200
Legal fees                                                         3,500
State "blue sky" fees and expenses (including attorneys' fees)       500
Accounting fees and expenses                                         200
Printing expenses                                                    100
Listing fees                                                         500
                                                                  ------
Total                                                             $5,000

     All expenses, except the SEC fees, are estimates.

     The Selling Shareholder will not bear any portion of the foregoing expenses, but will pay fees in connection with the sale of the Common Stock offered hereby in those transactions completed to or through securities broker and/or dealers in the form of markups, markdowns, or commissions.


              ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 78.037 of the Nevada corporation law and "ARTICLE VII. INDEMNIFICATION OF DIRECTORS AND OFFICERS" of the Registrant's articles of incorporation provide for indemnification of the Registrant's directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is contrary to public policy as expressed in the Securities Act and, therefore, is unenforceable. (See "ITEM 28. UNDERTAKINGS.")


                               ITEM 16.  EXHIBITS

     Copies of the following documents are included as exhibits to this Registration Statement, pursuant to item 601 of regulation S-K. The index to exhibits required by such item appears at page 19.

Exhibits

              SEC
Exhibit    Reference
  No.         No.                      Title of Document               Location

 1            (3)       Articles of Incorporation, as amended          Exhibit to report on
                        November 3, 1987                               Form 10-K for the year
                                                                       ended June 30, 1988*

 2            (3)       Certificate of Amendment to the                Exhibit to report on
                        Articles of Incorporation                      Form 10-K for the year
                                                                       ended June 30, 1989*

 3            (3)       Designation of Rights, Privileges, and         Registration Statement
                        Preferences of 1995 Series Preferred Stock     filed on Form SB-2,
                                                                       Exhibit 3, SEC File
                                                                       No. 33-59963*

 4            (3)       Bylaws                                         Registration Statement
                                                                       filed on Form S-18,
                                                                       Exhibit 5, SEC File
                                                                       No. 33-3365-D*

 5            (4)       Form of $6.25 Warrant with list of             Exhibit to report on
                        investors                                      Form 10-KSB for the
                                                                       year ended
                                                                       June 30, 1995*

 6            (5)       Opinion of Kruse, Landa & Maycock, L.L.C.
                        regarding legality of Common Stock             Initial Filing

 7           (23)       Consent of Pritchett Siler & Hardy, P.C.
                        (formerly Peterson, Siler & Stevenson, P.C.)   This Filing

 8           (23)       Consent of Kruse, Landa & Maycock, L.L.C.      See Exhibit No. 6

[FN]
*Incorporated by reference



                             ITEM 17.  UNDERTAKINGS

Post-Effective Amendments.  [Regulation S-B, Item 512(a)]

     The undersigned Registrant will:

          (1) File, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Indemnification.  [Regulation S-B, Item 512(e)]

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer, or controlling person of the small business issuer in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Rule 430.  [Regulation S-B, Item 512(f)]

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this preliminary prospectus in reliance on rule 430A and contained in the form of prospectus filed by the Registrant pursuant to rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this preliminary prospectus of the time it was declared effective.

          (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on form S-3 and has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Provo, state of Utah, on the 29th day of July, 1996.

                                 LARSON DAVIS INCORPORATED
                                 (Registrant)



                                 By     /s/ Dan J. Johnson
                                   ------------------------------
                                   Dan J. Johnson, Vice-President,
                                   Secretary/Treasurer


     Pursuant to the requirements of the Securities Act, this Amendment No. 2 to Registration Statement has been signed below by the following persons in the capacities indicated and on the 29th day of July, 1996.


   /s/ Brian G. Larson
- -----------------------------
Brian G. Larson, Director and
President
(Principal Executive Officer)


   /s/ Larry J. Davis
- ------------------------------
Larry J. Davis, Director and
Vice-President


   /s/ Dan J. Johnson
- ------------------------------
Dan J. Johnson, Director and
Vice-President,
Secretary, and Treasurer
(Principal Financial
and Accounting Officer)


   /s/ William E. Hosker
- -----------------------------
William E. Hosker, Director



- -----------------------------
Gerard L. Seelig, Director